UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2019

ENABLE MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	1-36413	72-1252419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 West Sheridan Avenue, Suite 1500
Oklahoma City, Oklahoma		73102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 525-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	ENBL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 4, 2019, Enable Midstream Partners, LP (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) for the public offering of $550,000,000 aggregate principal amount of its 4.150% Senior Notes due 2029 (the “Notes”), at a price to the public of 99.821% of their face value. The closing of the offering is expected to occur on September 13, 2019, subject to customary closing conditions.

The offering of the Notes was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Partnership’s Registration Statement on Form S-3 (Registration No. 333-224698), as amended, and to the prospectus dated May 7, 2018, as supplemented by the prospectus supplement dated September 4, 2019 (the “Prospectus Supplement”).

The Underwriting Agreement contains customary representations and warranties of the parties as well as indemnification and contribution provisions under which the Partnership, on one hand, and the underwriters, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The Partnership intends to use the net proceeds from this offering to fund the repayment at maturity of the $250 million aggregate principal amount of outstanding 6.25% senior notes due March 2020 (the “EOIT Senior Notes”), to repay $200 million of outstanding borrowings under its 2019 term loan agreement and to repay amounts outstanding under its commercial paper program. Pending the repayment of the EOIT Senior Notes at maturity, the Partnership intends to use such portion of the net proceeds to temporarily repay amounts outstanding under its commercial paper program.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 1.1 to this report and is incorporated by reference herein.

As more fully described under the caption “Underwriting” in the Prospectus Supplement, the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for the Partnership from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for the Partnership in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters are lenders under the Partnership’s 2019 term loan agreement and are dealers under the Partnership’s commercial paper program and, as a result, will receive a portion of the net proceeds of this offering. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

1.1

Underwriting Agreement dated September 4, 2019, among the Partnership and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and MUFG Securities Americas Inc., as representatives of the several underwriters named in Schedule II thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENABLE MIDSTREAM PARTNERS, LP

By:	Enable GP, LLC, its general partner

By:	/s/ J. Brent Hagy
J. Brent Hagy
Vice President, Deputy General Counsel and Secretary

Date: September 6, 2019